Exhibit 14.1

Consent of Independent Registered
Public Accounting Firm

To the Board of Directors of
Companhia Vale do Rio Doce (“CVRD”) and
Vale Overseas Limited (“Vale Overseas”)

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File Nos. 333-110867; 333-10867-01) of CVRD and Vale Overseas of our reports dated March 21, 2005 on the consolidated financial statements of CVRD and the financial statements of Vale Overseas, which appear in the Annual Report on Form 20-F of CVRD and Vale Overseas for the year ended December 31, 2004.

Rio de Janeiro, May 31, 2005

/s/ PricewaterhouseCoopers

Pricewaterhouse Coopers
Auditores Independentes

Rio de Janeiro, Brazil